Exhibit 99.1

Derma Sciences Announces Record Revenues for the 2013 Fourth Quarter and Full Year, Introduces 2014 Revenue Guidance, Provides Update on DSC127 Phase 3 Clinical Trials

Expects 2014 total revenue of $92 million, up 15.5% over 2013, organic advanced wound care revenue growth of 30% to 40%

DSC127 clinical trial sites to be initiated in South Africa

PRINCETON, N.J.--(BUSINESS WIRE)--Jan. 16, 2014-- Derma Sciences, Inc. (Nasdaq:DSCI), a medical device and pharmaceutical company focused on advanced wound care, today announced that total revenue for the full year ended December 31, 2013 is expected to be $79.7 million, up 7.7% compared with 2012. Advanced wound care (AWC) revenue for the fourth quarter of 2013 is expected to be $9.4 million, up 22.5% compared with the fourth quarter of 2012, and full year 2013 AWC revenue is expected to be $33.9 million, up 36.6% compared with 2012. Derma Sciences expects to report 2013 full financial results on March 14, 2014.

The Company expects 2014 total revenue to increase approximately 15.5% to $92 million, driven primarily by the continued organic AWC revenue growth for the year of 30% to 40%.

Barry Wolfenson, the Company’s group president of advanced wound care and pharmaceutical development, said, “Throughout 2013 we continued to break advanced wound care sales records led by our category-leading advanced wound care brands MEDIHONEY® and TCC-EZ®. With the addition of two novel human placental-derived tissue products from BioD to be branded as AmnioMatrix®, announced earlier this week, along with the expansion of our advanced wound care sales force, we are looking forward to continued growth in 2014.”

“Today we are introducing 2014 revenue guidance for organic growth in our advanced wound care business segment to between 30% and 40%, which is consistent with our historical growth rates,” commented Edward J. Quilty, chairman and chief executive officer of Derma Sciences. “In addition, we expect our Traditional Wound Care business segment to grow between 2% and 5% in 2014, driven by stronger sales in Canada, as well as institutional and retail private label sales growth.”

DSC127 UPDATE

The Company expects to complete patient enrollment in its two Phase 3 pivotal trials with DSC127 for the treatment of diabetic foot ulcers in the first half of 2015 with top line data read out in the second half of 2015. The Company expects that costs for the entire development program, which would include launch inventory, up to the filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA), will be approximately $55 million.

Later this month Derma Sciences will convene a meeting with clinical investigators in South Africa who will be participating in the trial, with patient screening initiation at 14 clinical sites expected to occur in February.

Also, Derma Sciences reports that following meetings with its DSC127 development team and several of the leading clinical trial sites participating in the study, and also upon consultation with several leading experts in the treatment of diabetic foot ulcers, the Company has filed amendments with the FDA for various minor changes to the clinical trial inclusion protocols that Derma Sciences and its advisors believe will be helpful in accelerating the screening and enrollment of patients into the Phase 3 clinical trials. In addition, as previously reported, the Company has added resources in the form of a clinical trial patient recruitment firm in order to provide further support for the pace of enrollment. The Company will provide an update at the halfway point of patient enrollment in the Phase 3 pivotal trials.

In addition to the ongoing development program with DSC127 for the treatment of diabetic foot ulcers, Derma Sciences announces that it has initiated preclinical work with this drug candidate for surgical scar reduction, a second clinical indication.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products; advanced wound care dressings to address chronic wounds including diabetic ulcers; and traditional dressings. The Company has begun its Phase 3 clinical trials in diabetic foot ulcer healing with DSC127, based on excellent Phase 2 data. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is its gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Source: Derma Sciences, Inc.

Derma Sciences, Inc.
John E. Yetter, 609-514-4744
Executive Vice President of Finance, CFO
jyetter@dermasciences.com
Investors
LHA
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
bvoss@lhai.com
Media
Rooney & Associates Communications
Chenoa Taitt, 212-223-0689
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